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                                REDACTED VERSION

                       [CONFIDENTIAL TREATMENT HAS BEEN
                          REQUESTED FOR PORTIONS OF
                                THIS EXHIBIT]

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                       PARENTAGE TESTING PRODUCT AGREEMENT

     This Agreement is made by and among Roche Molecular Systems, Inc., a Delaware corporation having an office at 1080 U.S. Highway 202, Branchburg Township, Somerville, New Jersey 08876-3771 ("RMS"), F. Hoffmann-La Roche Ltd, a Switzerland limited liability company, with offices at Grenzacherstrasse 124, CH-4070 Basel, Switzerland ("FHRL") (both of which are referred to herein as "ROCHE", and Lifecodes Corporation ("LIFECODES"), having an office at 550 West Avenue, Stamford, Connecticut 06902, hereafter collectively referred to as "The Parties".

                                   BACKGROUND

A. In the United States, RMS owns and has the right to grant licenses under United States Patent Nos. 4,683,195 and 4,683,202. Outside the United States, FHRL owns and has the right to grant licenses under the corresponding foreign counterpart patents and patent applications describing and claiming nucleic acid amplification techniques, including inter alia, a process known as the polymerase chain reaction ("PCR") process.

B. LIFECODES has attained substantial expertise in the design, manufacture, and sale of products for performing parentage determination testing in humans.

C. LIFECODES desires to obtain a license from ROCHE to manufacture and sell products which are useful in PCR and which enable the user to perform in vitro parentage determination testing procedures as described herein, and ROCHE is willing to grant such a license on the terms and subject to the conditions provided in this Agreement.

     NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, ROCHE and LIFECODES agree as follows:

     1. Definitions

     For the purpose of this Agreement, and solely for that purpose, the terms set forth hereinafter shall be defined as follows:

     1.1 The term "Affiliate" of a designated party to this Agreement shall mean:

          a) an organization of which fifty percent (50%) or more of the voting stock is controlled or owned directly or indirectly by either party to this Agreement;

          b) an organization which directly or indirectly owns or controls fifty percent (50%) or more of the voting stock of either party to this Agreement;



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

          c) an organization, the majority ownership of which is directly or indirectly common to the majority ownership of either party to this Agreement; and

          d) an organization under (a), (b), or (c) above in which the amount of said ownership is less than fifty percent (50%) and that amount is the maximum amount permitted pursuant to the law governing the ownership of said organization.

     It is understood and agreed, however, that the term "Affiliate" shall not include Genentech Inc., a Delaware Corporation.

     1.2 "Effective Date" shall mean April 1, 1998.

     1.3 "Licensed Product" shall mean a reagent kit manufactured by LIFECODES containing a thermostable DNA polymerase in combination with all such other reagents, enzymes or materials, whether packaged together or separately, as are necessary to perform a PCR-based assay for Parentage Determination Testing, which is covered by at least one Valid Claim within PCR Technology, and (a) which is marketed for use in Parentage Determination Testing and (b) bears a label as specified in Section 2.6, setting forth the license limitations.

     1.4 "Net Product Revenues" shall mean gross invoice price for the Royalty Products sold by LIFECODES to an end user customer less a lump sum deduction of four percent (4%), which lump sum deduction shall be the only deduction made from the gross invoice price for sales of Royalty Products and is in lieu of all other deductions (such as, for example, recalls, returns, taxes, freight, transportation, insurance, packaging, custom duties, and discounts granted later than at the time of invoicing.)

     Net Product Revenues shall be calculated on the basis of sales or transfers to end users by LIFECODES or an Affiliate or distributor. In the event LIFECODES is unable to account for sales to Third-Party end users by its distributors, the Net Product Revenues shall be calculated as the sales price to such distributors multiplied by 1.43, which factor represents a 30% margin allowed to the distributor.

     The Net Product Revenues for any Royalty Product sold by LIFECODES to any person, firm or corporation controlling, controlled by, or under common control with LIFECODES, or enjoying a special course of dealing with LIFECODES, shall be determined by reference to the Net Product Revenues which would be applicable under this Section in an arm's length transaction between LIFECODES and a Third Party other than such person, firm or corporation.

     1.5 "Parentage Determination Testing" shall mean the analysis of genetic material to ascertain whether two or more individuals are biologically related, but specifically excludes


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

analysis of forensic evidence for a sexual assault investigation. This field specifically excludes tissue typing. In no event shall the term Parentage Determination Testing include or be construed to include the performance of any test for the diagnosis or therapy of humans or other animals, or the manufacture of any product useful in performing an in vitro diagnostic procedure to detect the presence, absence or quantity of nucleic acid sequences associated with a disease or condition of humans or other animals.

     1.6 "PCR Technology" shall mean the polymerase chain reaction process covered by United States Patent Nos. B1 4,683,195 and B1 4,683,202, and any reissue or reexamination patents thereof, and those claims in foreign patents and patent applications which correspond to issued claims in the above patents and which claim priority from the patent applications on which the above patents are based and access to which claims are necessary for LIFECODES to sell and promote Licensed Products in accordance with the rights granted in Section 2.2, hereto. No other ROCHE patents or patent applications, including those directed to any thermostable DNA polymerase, are included herein by implication, estoppel or otherwise.

     1.7 "Royalty Product" shall mean (a) Licensed Product or (b) a reagent, component or other material which is sold in connection with the sale of a Licensed Product by LIFECODES and which is adapted for or promoted or supported for use by customers in PCR Testing in the Licensed Field. As used herein, "PCR Testing" shall include all steps involved in the analysis of a sample for the presence or absence of amplifiable nucleic acid from preparation of the sample to detection and/or analysis of any amplified product.

     1.8 "Territory" shall mean worldwide.

     1.9 "Third Party" shall mean a party other than an Affiliate of The Parties to this Agreement.

     1.10 "Valid Claim" shall mean the claim of a patent or pending patent application which has not otherwise been held invalid or unenforceable by a court from which no appeal has or can be taken, or has not otherwise finally been held unpatentable by the appropriate administrative agency.

     2. Grant

     2.1 Upon the terms and subject to the conditions of this Agreement, ROCHE hereby grants to LIFECODES, and LIFECODES hereby accepts from ROCHE, a royalty bearing, limited, non-exclusive license in the Territory, without the right to sublicense, under PCR Technology to manufacture (but not to have manufactured) and to sell worldwide, directly or through distributors, Licensed Products for use in Parentage Determination Testing and to pass with such sales of Licensed Products to end user purchasers only so much of PCR Technology patent rights as are necessary to be consistent with labels as required by Section 2.6, accompanying those Licensed Products. Notwithstanding the foregoing grant, nothing in this Agreement shall be deemed to grant to LIFECODES specific rights to manufacture any component of Licensed Products covered by patents of ROCHE which are not licensed herein, such as for example, the DNA polymerase or primers and/or probes.

     2.2 The Parties understand and agree that no rights are hereby granted, expressly or by implication, under any ROCHE thermostable polymerase patents or patent applications or under U.S. Patent No. 4,965,188 (the '188 patent, covering the performance of nucleic acid amplification using a thermostable polymerase) and any foreign claim covering, inter alia, the performance of PCR with a thermostable polymerase. An immunity from suit under the '188 patent and foreign claims claiming priority therefrom, may be obtained by purchase of a thermostable polymerase that is either manufactured by ROCHE or licensed by ROCHE under the `188 patent, or by contacting, in the United States, the Director of Licensing, Roche Molecular Systems, Inc., 1145 Atlantic Avenue, Suite 100, Alameda, CA 94501 and, outside the United States, the PCR Licensing Manager at F. Hoffmann-La Roche Ltd, CH 4070 Basel, Switzerland.

     2.3 LIFECODES expressly acknowledges and agrees that this license is personal to LIFECODES alone and LIFECODES shall have no right to sublicense, assign or otherwise transfer or share its rights under the foregoing license and shall not authorize any other party, including Affiliates, to practice PCR Technology, nor shall it practice PCR Technology in conjunction with any other party.

     2.4 The right to extend rights under PCR Technology granted hereunder to LIFECODES is limited strictly to the sale of Licensed Products and for no other purpose whatsoever, and no other right, immunity or license is granted expressly, impliedly or by estoppel.

     2.5 Except as is specifically provided herein, this Agreement shall not limit the rights of ROCHE in any way. It is specifically understood that as between the parties to this Agreement, ROCHE reserves the right itself or through its Affiliates to practice under PCR Technology, including the PCR process itself, and to sublicense, assign or otherwise transfer the PCR Technology to others for any purpose whatsoever.

     2.6 LIFECODES shall affix prominently to each particular Licensed Product, either on a product insert accompanying the product or on the product itself, a label as provided in Appendix A hereto, or such other label as ROCHE may reasonably direct from time to time. With regard to any changes in the label notice provided in Appendix A, LIFECODES shall have a reasonable time period over which to change its labels.

     To the extent that LIFECODES includes a thermostable polymerase that is fully licensed by ROCHE under the `188 patent in its Licensed Products or otherwise becomes separately licensed under ROCHE's `188 patent, then LIFECODES will use label notice Number 1 in Appendix A, which includes the `188 patent; otherwise LIFECODES will use label notice Number 2 in Appendix A. The Parties understand and agree that using label notice Number 2 shall not relieve LIFECODES from liability for inducing infringement of ROCHE's patents.

     2.7 With respect to LIFECODES' promotional materials for Licensed Products, for example advertisements, intended for distribution to Third Parties and in which it is not practical to include the complete label notice statement provided for in Section 2.6 above, ROCHE hereby grants to LIFECODES the right and LIFECODES accepts and agrees to credit ROCHE as the source of patent rights as follows:

     "This product is sold under a license from Roche Molecular Systems, Inc. and F. Hoffmann-La Roche Ltd, and the use of this product is restricted thereby."

     Such reference will be reasonably prominent and in materials (for example, catalogues) containing multiple product descriptions, will be directly associated with information on each specific product covered by this Agreement.

     2.8 LIFECODES hereby covenants that it shall sell, market and otherwise promote products licensed hereunder only for use in accordance with the terms of this Agreement and shall use its best efforts to ensure that Licensed Products are used in compliance with the letter and intent of the Agreement.

     2.9 LIFECODES agrees that once it is notified by ROCHE or once it independently becomes aware that a particular purchaser is using or intends to use any product licensed herein other than as is specifically provided in this Agreement, LIFECODES shall immediately notify said purchaser in writing that such use is unlicensed and that a license for said use must be obtained from ROCHE. LIFECODES shall also require distributors to report to LIFECODES any unlicensed activities of which they become aware. LIFECODES further agrees that continued or resumed sales by LIFECODES, or a distributor, to a particular purchaser of which LIFECODES was previously notified or is otherwise aware is distributing/using any licensed product other than as expressly licensed in this Agreement, shall constitute a breach of this Agreement under Section 5.4 of the Agreement. A written certification by a distributor or purchaser which is executed by an officer of said distributor or purchaser which officer may legally bind the distributor or purchaser, that it has ceased the unlicensed activity, or a written certification by LIFECODES which is executed by an officer of LIFECODES which officer may legally bind LIFECODES that sales to such distributor or purchaser have ceased, shall be a cure under Section 5.4.

     LIFECODES agrees that it shall provide to ROCHE a copy of each of its notices to purchasers/distributors pursuant to this section, as well as a copy of each purchaser/distributor's certification of compliance.

     3. Grant to ROCHE

     If LIFECODES elects to license at least one Third Party to make, use or sell any improvement, modification, invention or discovery (hereinafter referred to as "Discoveries" in this Section) of LIFECODES which constitutes an improvement of the PCR Technology, in the performance of PCR-based assays, or of Licensed Products, ROCHE shall have an option to negotiate a nonexclusive license under commercially reasonable terms, to use said Discovery and to make, use and sell products including or incorporating said Discovery directly or through distributors, and in the event that LIFECODES licenses Third Parties, ROCHE shall be entitled to the same terms and conditions as the most favorable license for said Discovery granted by LIFECODES to a Third Party. It is hereby agreed that ROCHE may sublicense Discoveries under this Section 3 to its Affiliates as well as licensees of PCR Technology.

     4. Royalties, Records and Reports

     4.1 Royalties. For the rights and privileges granted under this Agreement, LIFECODES shall pay to ROCHE royalties on Royalty Products used by LIFECODES or which are sold, distributed, or otherwise transferred by LIFECODES (with or without payment) as follows:

          a) a nonrefundable, noncreditable license issuance fee in the amount of [___], to be paid upon execution of this Agreement;

          b) Earned Royalties: A royalty of [ ] of the Net Product Revenues of each Royalty Product.

     4.2 LIFECODES shall keep full, true and accurate books of account containing all particulars which may be necessary for the purpose of showing the amount payable to ROCHE by way of royalty or by way of any other provision under this Agreement. Such books and the supporting data shall be open at all reasonable times, for three (3) years following the end of the calendar year to which they pertain (and access shall not be denied thereafter, if reasonably available), to the inspection of ROCHE or an independent certified public accountant retained by ROCHE for the purpose of verifying LIFECODES' royalty statements or LIFECODES' compliance in other respects with this Agreement. If in dispute, such records shall be kept until the dispute is settled. The inspection of records shall be at ROCHE's sole cost unless the inspector concludes that royalties reported by LIFECODES for the period being audited are understated by five percent (5%) or more from actual royalties, in which case the costs and expenses of such inspection shall be paid by LIFECODES.

     4.3 LIFECODES shall within thirty (30) days after the first day of January, April, July, and October of each year deliver to ROCHE a true and accurate royalty report. This report shall be in accordance with the royalty report form attached hereto as Appendix A. This report shall be on a country-by-country basis and shall give such particulars of the business conducted by LIFECODES in each country during the preceding three
(3) calendar months as are pertinent to an accounting for royalty under this Agreement and shall include at least the following:

          a) separately itemized quantities of Royalty Products sold or otherwise transferred by LIFECODES during those three (3) months;

          b)   the cumulative gross sales of each Royalty Product;

          c)   the Net Product Revenues of each Royalty Product; and

          d) the calculation of net royalties due ROCHE. If no royalties are due, it shall be so reported.

     The correctness and completeness of each such report shall be attested to in writing by a responsible financial officer of LIFECODES.

     Simultaneously with the delivery of each such royalty report, LIFECODES shall pay to ROCHE the royalty and any other payments due under this Agreement for the period covered by such report. All amounts payable hereunder by LIFECODES to ROCHE shall be payable in U.S. currency and sent by the due date, together with the royalty report, to the following address:

                                        Roche Molecular Systems, Inc.
                                        P.O. Box 18139
                                        Newark, New Jersey  07191

With a copy of the report to:           F. Hoffmann-La Roche Ltd
                                        Bldg. 222/350, CH-4070
                                        Basel, Switzerland
                                        Attn:  Licensing Manager

     Royalties accruing on account of sales in countries other than the United States shall be payable in United States dollars in amounts based on the New York rate of exchange as quoted in The Wall Street Journal (WSJ) for the last business day of each quarter. If the WSJ does not publish any such rate, a comparable publication shall be agreed upon from time to time by the parties, and with respect to each country for which such rate is not published in the WSJ or in a comparable publication, the parties shall use the applicable rate for such date by the appropriate governmental agency in such country.

     ROCHE may change the above addresses at any time by giving LIFECODES written notice. Said written notice shall become effective four days after it is mailed unless ROCHE indicates a later effective date.

     4.4 LIFECODES' obligation to pay royalties pursuant to this Agreement shall terminate upon a final holding of invalidity or unenforceability of all of the patents identified in Section 1.6, supra, by a final court decision from which no appeal is or can be taken.

     4.5 If LIFECODES shall fail to pay any amount specified under this Agreement after the due date thereof, the amount owed shall bear interest at the Citibank NA base lending rate ("prime rate") plus 3% from the due date until paid, provided, however, that if this interest rate is held to be unenforceable for any reason, the interest rate shall be the maximum rate allowed by law at the time the payment is due.

     5. Term and Termination

     5.1 The license granted to LIFECODES and LIFECODES' obligation to pay royalties hereunder, shall commence on the Effective Date and terminate on the date of expiration of the last to expire of the patents included within the PCR Technology.

     5.2 Notwithstanding any other Section of this Agreement, LIFECODES may terminate this Agreement for any reason on sixty (60) days' written notice to ROCHE. If LIFECODES elects to terminate this Agreement pursuant to this section, it shall within thirty (30) days of said termination, notify each of its customers that LIFECODES is no longer licensed under PCR Technology, and shall provide ROCHE a copy of all such notices.

     5.3 The license granted hereunder to LIFECODES shall automatically terminate upon (a) an adjudication of LIFECODES as bankrupt or insolvent, or LIFECODES' admission in writing of its inability to pay its obligations as they mature; or (b) an assignment by LIFECODES for the benefit of creditors; or (c) LIFECODES' applying for or consenting to the appointment of a receiver, trustee or similar officer for any substantial part of its property or such receiver, trustee or similar officers' appointment without the application or consent of LIFECODES, if such appointment shall continue undischarged for a period of ninety (90) days; or (d) LIFECODES' instituting (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency arrangement, or similar proceeding relating to LIFECODES under the laws of any jurisdiction; or (e) the institution of any such proceeding (by petition, application or otherwise) against LIFECODES, if such proceeding shall remain undismissed for a period of ninety (90) days or the issuance or levy of any judgment, writ, warrant of attachment or execution or similar process against a substantial part of the property of LIFECODES, if such judgment, writ, or similar process shall not be released, vacated or fully bonded within ninety (90) days after its issue or levy.

     5.4 Breach. Upon any breach of or default of a material term under this Agreement by LIFECODES, ROCHE may terminate this Agreement upon thirty (30) days' written notice to LIFECODES. Said notice shall become effective at the end of the thirty-day period, unless during said period LIFECODES fully cures such breach or default to ROCHE's reasonable satisfaction and notifies ROCHE of such cure. Such 30-day cure period shall not apply to any uncontested royalty payments due, which uncontested payments must be made in accordance with the terms of this Agreement.

     5.5 Upon termination of this Agreement as provided herein, all rights and immunities granted to LIFECODES by ROCHE hereunder shall revert to or be retained by ROCHE.

     5.6 LIFECODES' obligations to report to ROCHE and to pay royalties to ROCHE as to the sale of Royalty Products sold under the Agreement prior to termination or expiration of the Agreement shall survive such termination or expiration. LIFECODES shall have 30 days from the termination of this Agreement to dispose of its inventory of Licensed Products and to pay the appropriate royalty. Thereafter, any remaining Licensed Products shall be destroyed and LIFECODES shall certify to ROCHE in writing that all such remaining products in fact have been destroyed.

     6. Confidentiality-Publicity

     6.1 Except as provided in Section 2.5 of this Agreement, LIFECODES agrees to obtain ROCHE's approval before distributing any written information, including but not limited to promotional and sales materials, to Third Parties referring to ROCHE, the PCR Technology, or the terms of this Agreement. ROCHE's approval shall not be unreasonably withheld or delayed and, in any event, ROCHE's decision shall be rendered within three (3) weeks of receipt of the written information. Once approved, such materials, or abstracts of such materials, which do not materially alter the context of the material originally approved may be reprinted during the term of the Agreement without further approval by ROCHE unless ROCHE has notified LIFECODES in writing of its decision to withdraw permission for such use.

     6.2 Each party agrees that any financial, legal or business information or any technical information disclosed to it (the "Receiving Party") by the other (the "Disclosing Party") in connection with this Agreement shall be considered confidential and proprietary and the Receiving Party shall not disclose same to any Third Party and shall hold it in confidence for a period of five (5) years and will not use it other than as permitted under this Agreement provided, however, that any information, know-how or data which is orally disclosed to the Receiving Party shall not be considered confidential and proprietary unless such oral disclosure is reduced to writing and given to the Receiving Party in written form within thirty (30) days after oral disclosure thereof. Such confidential and proprietary information shall include, without limitation, marketing and sales information, commercialization plans and strategies, research and development work plans, and technical information such as patent applications, inventions, trade secrets, systems, methods, apparatus, designs, tangible material, organisms and products and derivatives thereof.

     6.3 The above obligations of confidentiality shall not be applicable to the extent:

          a) such information is general public knowledge or, after disclosure hereunder, becomes general or public knowledge through no fault of the Receiving Party; or

          b) such information can be shown by the Receiving Party by its written records to have been in its possession prior to receipt thereof hereunder; or

          c) such information is received by the Receiving Party from any Third Party for use or disclosure by the Receiving Party without any obligation to the Disclosing Party provided, however, that information received by the Receiving Party from any Third Party funded by the Disclosing Party (e.g., consultants, subcontractors, etc.) shall not be released from confidentiality under this exception; or

          d) the disclosure of such information is reasonably needed for use in connection with performing, offering and selling Licensed Products; or

          e) the disclosure of such information is required or desirable to comply with or fulfill governmental requirements, submissions to governmental bodies, or the securing of regulatory approvals.

     6.4 Each party shall, to the extent reasonably practicable, maintain the confidentiality of the provisions of this Agreement and shall refrain from making any public announcement (including press releases) or disclosure of the terms of this Agreement without the prior consent of the other party, except to the extent a party concludes in good faith that such disclosure is required under applicable law or regulations, in which case the other party shall be notified in advance.

     7. Compliance

     In exercising any and all rights and in performing its obligations hereunder, LIFECODES shall comply fully with any and all applicable laws, regulations and ordinances and shall obtain and keep in effect licenses, permits and other governmental approvals, whether at the federal, state or local levels, necessary or appropriate to carry on its activities hereunder.

     8. Assignment

     8.1 This Agreement shall not be assigned by LIFECODES to anyone for any reason (including without limitation any purported assignment or transfer that would arise from a sale or transfer of LIFECODES' business).

     8.2 ROCHE may assign all or any part of its rights and obligations under this Agreement at any time without the consent of LIFECODES. LIFECODES agrees to execute such further acknowledgments or other instruments as ROCHE may reasonably request in connection with such assignment.

     9. Negation of Warranties and Indemnity

     9.1 Nothing in this Agreement shall be construed as:

          a) a warranty or representation by ROCHE as to the validity or scope of any patent included within PCR Technology;

          b) a warranty or representation that the manufacture, use or sale of Licensed Products is or will be free from infringement of patents of Third Parties;

          c) an obligation to bring or prosecute actions or suits against Third Parties for infringement;

          d) except as expressly set forth herein, conferring the right to use in advertising, publicity or otherwise any trademark, trade name, or names, or any contraction, abbreviation, simulation or adaptation thereof, of ROCHE;

          e) conferring by implication, estoppel or otherwise any licenses, immunities or rights under any patents of ROCHE other than those specified in PCR Technology, regardless of whether such other patents are dominant or subordinate to those in PCR Technology;

          f) an obligation to furnish any know-how not provided in PCR Technology; or

          g) creating any agency, partnership, joint venture or similar relationship between ROCHE and LIFECODES.

     9.2 ROCHE MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

     9.3 LIFECODES shall assume full responsibility for its use of the PCR Technology and sale of Licensed Products and shall defend, indemnify and hold ROCHE harmless from and against all liability, demands, damages, expenses (including attorneys' fees) and losses for death, personal injury, illness, property damage or any other injury or damage, including any damages or expenses arising in connection with state or federal regulatory action, in view of the use by LIFECODES, including its officers, directors, agents and employees, of the PCR Technology, except that LIFECODES shall not be liable to ROCHE for injury or damage arising solely because of ROCHE's negligence.


     10. General

     10.1 This Agreement constitutes the entire agreement between LIFECODES and ROCHE as to the subject matter hereof, and all prior negotiations, representations, agreements and understandings are merged into, extinguished by and completely expressed by it. This Agreement may be modified or amended only by a writing executed by authorized officers of each of The Parties.

     10.2 Any notice required or permitted to be given by this Agreement shall be given by postpaid, first class, registered or certified mail, or by courier, properly addressed to the other party at the respective address as shown below:

If to ROCHE:          Roche Molecular Systems, Inc.
                      340 Kingsland Street
                      Nutley, New Jersey  07110
                      Attn:  Corporate Secretary

with a copy to:       Roche Molecular Systems, Inc.
                      1145 Atlantic Avenue, Suite 100
                      Alameda, California  94501
                      Attn:  Licensing Manager

If to LIFECODES:      Lifecodes Corporation
                      550 West Avenue
                      Stamford, Connecticut  06902
                      Attn:  Michael Petrillo, Vice President,
                             Sales and Marketing

     Either party may change its address by providing notice to the other party. Unless otherwise specified herein, any notice given in accordance with the foregoing shall be deemed given within four (4) full business days after the day of mailing, or one full day after the date of delivery to the courier, as the case will be.

     10.3 Governing Law and Venue. This Agreement and its effect are subject to and shall be construed and enforced in accordance with the law of the State of New Jersey, U.S.A., except as to any issue which by the law of New Jersey depends upon the validity, scope or enforceability of any patent within PCR Technology which issue shall be determined in accordance with the applicable patent laws of the United States or the relevant foreign jurisdiction. The Parties agree that the exclusive jurisdiction and venue for any dispute or controversy arising from this Agreement shall be in the United States District Court for the District of New Jersey if federal jurisdiction exists, and if no federal jurisdiction exists, then in the Superior Court of New Jersey.

     10.4 Arbitration. Notwithstanding the provisions of Section 10.3 above, any dispute concerning solely the determination of facts such as, but not limited to, (1) a determination of royalty rate payments owed pursuant to Section 4.1; and (2) the proper use of labels pursuant to Section 2.6, and which dispute does not involve a question of law, shall be settled by final and binding arbitration in the State of New Jersey pursuant to the commercial arbitration rules of the American Arbitration Association in accordance with the following procedural process:

          a) The arbitration tribunal shall consist of three arbitrators. In the request for arbitration and the answer thereto, each party shall nominate one arbitrator and the two arbitrators so named will then jointly appoint the third arbitrator within sixty (60) days of the filing of the answer, said third arbitrator being the chairman of the arbitration tribunal.

          b) The decision of the arbitration tribunal shall be final and judgment upon such decision may be entered in any competent court for juridical acceptance of such an award and order of enforcement.

     Each party hereby submits itself to the jurisdiction of the courts of the place of arbitration, but only for the entry of judgment with respect to the decision of the arbitrators hereunder.

     10.5 Nothing in this Agreement shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement or concerning the legal right of The Parties to enter into this contract and any statute, law, ordinance or treaty, the latter shall prevail, but in such event the affected provisions of the Agreement shall be curtailed and limited only to the extent necessary to bring it within the applicable legal requirements.

     10.6 If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent possible.

     IN WITNESS WHEREOF, The Parties hereto have set their hands and seals and duly executed this Agreement on the date(s) indicated below, to be effective on Effective Date as defined herein.

ROCHE MOLECULAR SYSTEMS, INC.               LIFECODES CORPORATION


By: ___________________________             By: ___________________________


Name:  Thomas White, Ph.D.                  Name:  Michael Petrillo

Title:   Vice President, R & D              Title: Vice President, Sales and
                                                   Marketing

Date: _________________________             Date: _________________________


Apprv'd As To Form
LAW DEPT.

By: .................


F. HOFFMANN-LA ROCHE LTD

By: ___________________________

Name: _________________________

Title: ________________________

Date: _________________________

                                   APPENDIX A


                              Label Notice Number 1


License Statement for use on Royalty Products which are Licensed Products containing a Thermostable Polymerase either Manufactured by Roche or Licensed Under Roche's `188 Patent



                      NOTICE TO PURCHASER: LIMITED LICENSE

The purchase price of this product includes limited, non-transferable rights under U.S. Patents 4,683,202, 4,683,195, and 4,965,188 or their foreign counterparts, owned by Roche Molecular Systems, Inc. and F. Hoffmann-La Roche Ltd ("Roche"), to use only this amount of the product to practice the Polymerase Chain Reaction ("PCR") and related processes described in said patents solely for the parentage determination testing applications of the purchaser, and explicitly excludes analysis of forensic evidence. The right to use this product to perform and to offer commercial services for parentage determination testing applications, using PCR, including reporting the results of the purchaser's activities for a fee or other commercial consideration, is also hereby granted. Further information on purchasing licenses to practice PCR and related processes may be obtained by contacting the Director of Licensing at Roche Molecular Systems, Inc., 1145 Atlantic Avenue, Alameda, California, 94501

                              Label Notice Number 2


License Statement for use on Royalty Products Designed and Sold for use in Parentage Determination Testing Applications but which Do Not Contain a Thermostable Polymerase either Manufactured by Roche, or Licensed Under Roche's `188 Patent and are therefore not Licensed Products.




                   NOTICE TO PURCHASER: DISCLAIMER OF LICENSE


This product is optimized for use in the Polymerase Chain Reaction ("PCR") Process, covered by patents owned by Roche Molecular Systems, Inc. and F. Hoffmann-La Roche Ltd ("Roche"). Further information on purchasing licenses to practice PCR and related processes may be obtained by contacting the Director of Licensing at Roche Molecular Systems, Inc., 1145 Atlantic Avenue, Alameda, California 94501.


SUMMARY ROYALTY REPORT

for the Period ________________ to ____________________                                                 Country ____________________
====================================================================================================================================

Licensee:  Lifecodes Corporation                                              Field of Use: Parentage Determination Products

Effective Date:   April 1, 1998                                               Royalty Rate:  15%


============================ ====================== ================== ==================== ====================== =================
                                    Number             Cumulative      Deductions Allowed
   Royalty Product                of Product         Gross Sales of            (4%)              Net Product         Royalty Due
                                 Units Sold or       Royalty Product                              Revenues
                                  Transferred
============================ ====================== ================== ==================== ====================== =================

---------------------------- ---------------------- ------------------ -------------------- ---------------------- -----------------

---------------------------- ---------------------- ------------------ -------------------- ---------------------- -----------------

---------------------------- ---------------------- ------------------ -------------------- ---------------------- -----------------

---------------------------- ---------------------- ------------------ -------------------- ---------------------- -----------------

---------------------------- ---------------------- ------------------ -------------------- ---------------------- -----------------

------------------------------------------------------------------------- -------------------------------------------- -------------
     Check here if there were no sales for this period ___                             Total Royalty Earned
                                                                                       --------------------------------------------


                                                                                       --------------------------------------------
                                                                                       Royalty Payment Due
                                                                                       --------------------------------------------
         I hereby certify the information set forth above is correct and complete with respect to the amounts due under the applicable license agreement.

By:  _________________________________________    Title:  __________________________________    Date: _______________________
                 (authorized signature)

Name (please print):  ___________________________________________

====================================================================================================================================
Mail completed form and royalty payment to:  Roche Molecular Systems, Inc., P. O. Box 18139, Newark, New Jersey  07191
Copy to:  F. Hoffmann-La Roche Ltd, Grenzacherstr.124, CH-4070, Basel, Switzerland, Attn:  Licensing Manager